UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material pursuant to § 240.14a-12

JOHN B. SANFILIPPO & SON, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Proxy Statement

2026 Annual Meeting of Stockholders

October 20, 2026

Dear Stockholders:

On September 14, 2026, John B. Sanfilippo & Son, Inc. (the “Company”) filed its definitive proxy statement for the Annual Meeting of Stockholders to be held on October 28, 2026. Under Proposal 1, the Board of Directors (the “Board”) unanimously recommends that the Company’s stockholders vote “FOR” the election of Pamela Forbes Lieberman, Mercedes Romero, and Ellen C. Taaffe (collectively, the “Independent Director Nominees”).

ISS Proxy Advisory Services (“ISS”), however, has recommended that its clients withhold votes from the Independent Director Nominees. That recommendation is based on the Company’s dual-class stock structure and ISS policy regarding such dual-class structure. For the reasons discussed below, the Board respectfully disagrees with ISS’s recommendation and recommends that the Company’s stockholders vote “FOR” the Independent Director Nominees.

Benefits of the Company’s Dual-Class Structure

The Company has maintained a dual-class stock structure since its initial public offering in December 1991. Although this structure is not typical among U.S. public companies, it enables the Company to draw on the knowledge and expertise developed through multiple generations of family ownership and operation of the Company. It also supports investments and initiatives designed to produce long-term benefits for all stakeholders while promoting business stability and a positive culture for employees. The dual-class stock structure also allows for the Company to focus on building long-term stockholder value and stability in a commodity-based industry. The Board continues to believe strongly that the dual-class stock structure is in the best interests of the Company’s stockholders. The ISS report would have the Company upend its 35-year corporate structure for benefits ISS cannot clearly articulate.

The Company Maintains Robust Independent Oversight and Governance Safeguards

In support of its “withhold” recommendation, ISS states: “[w]hen directors are affiliated with the company or its management, they may be unwilling or unable to set company strategy independent from management. Furthermore, their ability to impartially scrutinize individual and corporate performance and executive compensation may be compromised, and they may suffer from conflicts of interest.”

Although the Company is a “controlled company” under Nasdaq Listing Rule 5615(c)(1) and therefore is not required to maintain independent nominating or compensation committees, the Board has determined that the Company and its stockholders are best served by having independent directors comprise its key committees and has maintained independent directors as its key committees since the establishment of such Nasdaq Listing Rules.

ISS itself states that “independent key board committees are essential to ensure that non-controlling shareholders are represented and their interests are protected.” Yet its report does not account for the full independence of the Company’s Audit Committee, Compensation and Human Resources Committee, and Nominating and Governance Committee. Among other responsibilities, these committees evaluate related party transactions, conflicts of interest and establish management and director compensation.

The Company’s Corporate Governance Guidelines also provide for a Lead Independent Director whenever the Board elects a non-independent chairperson. In addition, each committee chair performs significant lead-director-type functions. Through regular committee meetings, the independent directors also meet in executive session without management present, with the applicable committee chair facilitating discussions regarding the committee’s work and responsibilities.

Accordingly, the concerns cited by ISS are not present at the Company. The Board has established a governance framework that provides robust independent oversight. Taken together, these safeguards help ensure objective decision-making, effective oversight of management, and strong protection of the interests of all stockholders.

ISS Has Not Cited Specific Issues with Governance or Compensation Oversight

The ISS report does not cite any specific issues with the performance of the Independent Director Nominees in terms of governance or compensation oversight. The ISS report did not cite to any specific incident which represented a governance failure at the Company. The ISS report did not find that the Independent Director Nominees did not fulfil their oversight duties. Moreover, ISS has regularly recommended votes “FOR” the Company’s Say on Pay proposals. In short, the ISS report recommends against the Independent Director Nominees based on a dual-class structure that ISS does not prefer rather than the Independent Director Nominees’ specific performance as directors.

The Company Engaged in Broad Stockholder Outreach in Response to the 2025 Voting Results

The ISS report also states: “At the last annual meeting, the election of Mercedes Romero failed to receive a majority of shareholder support. Specifically, Romero received 48.6 percent support.”

As disclosed in the Company’s proxy statement, the Company believes that the voting with respect to Ms. Romero, Chair of the Nominating and Governance Committee, at the 2025 annual meeting of shareholders was due to the Company’s family ownership and dual-class stock structure and the withhold recommendation of ISS due to Ms. Romero’s service as Chair of the Nominating and Governance Committee, and not as a result of Ms. Romero’s ability to carry out her role as an independent director of the Company.

In response to Ms. Romero’s vote results, and in accordance with good governance procedures, the Company engaged in a broad stockholder outreach initiative to better understand the voting outcome and discuss the Company’s governance. During fiscal 2026, the Company contacted beneficial holders representing approximately 49% of the outstanding Common Stock, including approximately 11 of the 20 largest common stockholders. None of the stockholders contacted expressed concerns about Ms. Romero’s performance as an independent director or Chair of the Nominating and Governance Committee.

The Company continues this broad outreach in advance of the 2026 annual meeting. To date, none of the stockholders contacted has raised concerns about the performance of Ms. Romero or any of the other Independent Director Nominees. The Board strongly believes that the record of stockholder engagement and the feedback received support the continued service and re-election of all three Independent Director Nominees.

Why the Board Recommends a Vote “FOR”

The Board strongly believes that its membership reflects a combination of skills, leadership, experience, and diversity not typically found at similarly situated companies. Following ISS’s voting recommendation regarding the Independent Director Nominees would, in the Board’s view, be significantly detrimental to the Company and would not advance sound corporate governance. In fact, following ISS voting policies for dual-class stock companies would paradoxically result in weaker corporate governance. Any independent director serving on the Board would eventually receive a negative recommendation from ISS from the Company’s dual-class stock structure, resulting in frequent director turnover and the destruction of stockholder value.

We encourage you to review the proxy statement for additional information about the skills, distinctive experience, and significant contributions of the Company’s Independent Director Nominees.

For these reasons, we urge you to vote “FOR” the election of Pamela Forbes Lieberman, Mercedes Romero, and Ellen C. Taaffe under Proposal 1 of this year’s proxy statement.